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                                                                       Exhibit 8


                      Milbank, Tweed, Hadley & McCloy LLP
                            1 Chase Manhattan Plaza
                           New York, N.Y. 10005-1413



                                 April 7, 2000



GSI Lumonics Inc.
105 Schneider Road
Kanata, Ontario
Canada  K2K 1Y3

Ladies and Gentlemen:

     You have requested our opinion regarding certain United States tax considerations in connection with the offering of common shares, at no par value per share, of GSI Lumonics Inc., a company incorporated under the laws of New Brunswick, pursuant to a registration statement (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on Form S-3.

     In our opinion, the discussion in the prospectus forming part of the Registration Statement under the heading "Tax Considerations - United States Federal Income Tax Considerations" to the extent it states matters of law or legal conclusions and subject to the qualifications and limitations contained therein, describes the principal United States federal income tax consequences that are likely to be material to a beneficial owner of the common shares, and are incorporated and adopted herein as our opinion.

     We express no opinion in respect of those matters governed by or construed in accordance with the law of any jurisdiction other than the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein, without thereby admitting that we are "experts" under the Act or the rules and regulations of the Securities and Exchange Commission thereunder for the purposes of any part of the Registration Statement.

                                  Very truly yours,



                                  Milbank, Tweed, Hadley & McCloy LLP